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                                                                    EXHIBIT 99.1

Contact:
Investor Relations
Jupiter Media Metrix
investor@jmm.com


                   JUPITER MEDIA METRIX APPEALS NASDAQ NOTICE
                           REGARDING CONTINUED LISTING

         NEW YORK, NY JULY 3, 2002 - Jupiter Media Metrix, Inc. (Nasdaq: JMXI) today announced that it received a Nasdaq Staff Determination on June 27, 2002, that it has not maintained compliance with the minimum bid price requirement for continued listing set forth in Marketplace Rule 4450(a)(5), and that its common stock is, therefore, subject to delisting from the Nasdaq National Market.

         Jupiter Media Metrix has requested a hearing before a Nasdaq Listing Qualifications Panel to appeal the Staff Determination. Nasdaq is required to grant Jupiter Media Metrix a hearing within 45 days of receiving the request, and Jupiter Media Metrix' listing status will not change until a final determination has been issued by the Panel following the hearing. Jupiter Media Metrix is currently in compliance with all other continued listing requirements. There can be no assurance, however, that the Panel will grant Jupiter Media Metrix' request for continued listing on the Nasdaq National Market. Jupiter Media Metrix is appealing the Nasdaq Staff Determination in the event its plan of liquidation and dissolution is not approved by its shareholders.

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         CAUTION REQUIRED BY CERTAIN SEC RULES

         This press release contains statements of a forward-looking nature relating to future events or future financial results of Jupiter Media Metrix. Investors are cautioned that such statements are only predictions and that actual events or results may differ materially. In evaluating such statements, investors should specifically consider various factors, which could cause actual events or results to differ materially from such forward-looking statements, including the matters set forth in Jupiter Media Metrix reports and documents filed from time to time with the Securities and Exchange Commission.